Exhibit 5.1




                                                                November 8, 1999

The Interpublic Group of Companies, Inc.
1271 Avenue of the Americas
New York
NY 10020
U.S.A.

                     Re: Registration Statement on Form S-4

Ladies and Gentlemen,

     In my capacity as General Counsel to The Interpublic Group of Companies, Inc., a Delaware corporation (the "Company"), I have been asked to render this opinion in connection with a Registation Statement on Form S-4 (the "Registration Statement") being filed by the Company contemporaneously herewith with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the maximum amount of 5,158,124 shares of common stock, par value $.10 per share (the "Shares").

     In that connection, I have examined the Certificate of Incorporation and the By-Laws, both as amended, of the Company, the Registration Statement, corporate proceedings relating to the authorization of the Shares, and such other instruments and documents as I deemed relevant under the circumstances.

     In making the aforesaid examinations, I have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to me as original or photostatic copies. I have also assumed that the corporate records furnished to me by the Company include all corporate proceedings taken by the Company to date.

     Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and validly issued, and are fully paid and nonassessable shares of common stock, $.10 par value, of the Company.

     Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) I have assumed that each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it, and (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principals of equity.

     The foregoing opinions are limited to the federal law of the United States of America and the corporate laws of the State of Delaware.

     I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the Offer Document forming part of the Registration Statement.

                                 Very truly yours,


                                 /s/ NICHOLAS J. CAMERA
                                 Nicholas J. Camera, Esq.
                                 Vice-President, General
                                 Counsel and Secretary


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